Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-182886 and 333-235379) on Form S-8 of our reports dated December 8, 2022, with respect to the consolidated financial statements of Natural Grocers by Vitamin Cottage, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Denver, Colorado

December 8, 2022